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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                November 3, 2002
                            (Date of report; date of
                            earliest event reported)



                         Commission file number: 1-3754


                      GENERAL MOTORS ACCEPTANCE CORPORATION
             (Exact name of registrant as specified in its charter)



                  Delaware                               38-0572512
        (State or other jurisdiction of                (I.R.S. Employer
        incorporation or organization)                Identification No.)


                             200 Renaissance Center
                         P.O. Box 200 Detroit, Michigan
                                   48265-2000
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (313) 556-5000
              (Registrant's telephone number, including area code)








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ITEM 5.  OTHER EVENTS


On November 3, 2002,  a news  release was issued by General  Motors  Corporation
(GM). The release is as follows:

                        GM Names Feldstein to Lead GMAC

DETROIT - General Motors today announced the appointment of Eric A. Feldstein to lead General Motors Acceptance Corporation (GMAC), succeeding John D. Finnegan, effective immediately. Finnegan, 53, GMAC chairman and president, resigned to become president and chief executive officer of The Chubb Corporation.

Feldstein, 43, currently GM vice president Finance, and Treasurer, is promoted to GM group vice president and president of GMAC, reporting to GM President and Chief Executive Officer Rick Wagoner. In this new position, he will become a member of the GM Automotive Strategy Board and assume the position of chairman and president of the GMAC Mortgage Group. A successor to Feldstein will be named at a later date.

"Eric brings strong first-hand GMAC experience, financial expertise and leadership skills to this new assignment," Wagoner said. "I know he will build upon the great work of the GMAC team to continue to be a profitable and preeminent financial services company.

"John has accomplished much in his 26 years at General Motors," Wagoner continued, "and led the tremendous growth at GMAC in recent years. We will all miss John and wish him well at The Chubb Corporation."

General Motors (NYSE: GM), the world's largest vehicle manufacturer, designs, builds and markets cars and trucks worldwide, and has been the global automotive sales leader since 1931. GM employs about 355,000 people around the world. More information on GM can be found at www.gm.com.

Feldstein bio

Eric A. Feldstein has been General Motors vice president of Finance since June 2001, and corporate treasurer since December 1997. In this position, Feldstein has been responsible for GM's Detroit-based Controller's Staff and Worldwide Tax Staff, as well as for GM's treasury operations in New York, Detroit, Brussels and Singapore. The global treasury operations include capital planning, business development and analysis, risk management, worldwide pension funding and analysis, worldwide banking, and overseas and domestic finance.

Feldstein joined GM in 1981 in the GM Treasurer's Office. He was promoted to regional treasurer -- Europe, based in Brussels in 1991. In 1993, he returned to New York as assistant treasurer before being named executive vice president and chief financial officer of General Motors Acceptance Corporation (GMAC) and chairman of the GMAC Mortgage Group in March 1996. At GMAC, Feldstein oversaw corporate staff activities responsible for general finance, audit, and worldwide borrowings. He also had managerial responsibility for Motors Insurance Corporation. In November 1997 he was named General Motors treasurer and elected a GM vice president the following month.

Born June 17, 1959, in Brookline, Massachusetts, Feldstein earned a bachelor's degree in economics from Columbia University in 1981. He received an M.B.A. from Harvard University under the GM Fellowship Program in 1985.



Finnegan bio

John D. Finnegan has been chairman and president of General Motors Acceptance Corporation (GMAC) and an executive vice president of General Motors Corporation, responsible for GMAC's activities worldwide, including the company's auto finance, insurance, mortgage and commercial finance operations. He also served as chairman of the GMAC Board of Directors and chairman and president of the GMAC Mortgage Group Board of Directors. Born Jan. 31, 1949, in Jersey City, New Jersey, Finnegan earned a bachelor's degree in political science from Princeton University in 1971, a law degree from Fordham Law School in 1975 and an M.B.A. from Rutgers University in 1976.

In 1976, Finnegan joined GMAC's Tax Staff in New York as an analyst. In 1977, he transferred to GM as an analyst in its New York Treasurer's Office. He was promoted to director of International Banking in 1981 and, four years later, transferred to GMAC's headquarters in Detroit as director of Strategic Planning.

Finnegan was promoted to chief financial officer of the GMAC Mortgage Corporation in 1986. The following year, he was promoted to assistant treasurer of GM's Worldwide Benefits and Compensation Staff in New York, and, in 1989, was named assistant treasurer of International Operations. In 1992, he served as executive vice president and chief financial officer of GMAC, adding the responsibilities of chairman and president of GMAC Mortgage Corp. in 1994.

From 1995 until 1997, Finnegan was vice president and treasurer of GM in New York. He returned to GMAC in November 1997 as vice president and group executive of GM and president of GMAC. He was promoted to his current GMAC position in April 1999 and assumed the interim position of GM chief financial officer from September through December 2000.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                     -------------------------------------
                                     (Registrant)



Dated:        November 4, 2002       /s/   WILLIAM F. MUIR
              ----------------       -------------------------------------
                                     William F. Muir
                                     Executive Vice President,
                                     Chief Financial Officer and Director


Dated:        November 4, 2002       /s/   LINDA K. ZUKAUCKAS
              ----------------       ------------------------------------
                                     Linda K. Zukauckas
                                     Controller and Principal Accounting Officer